Exhibit 99.1
MRV Reports Fourth-Quarter and Full-Year 2014 Results
- Full-year revenue of $172.1 million, increasing 4% driven by Network Integration -
- Transformation progressing effectively as new products gain market momentum and enhance strategic value proposition -

CHATSWORTH, Calif.- March 10, 2015 -MRV Communications (NASDAQ: MRVC), a global provider of converged packet and optical solutions that empower the optical edge and network integration services for communications service providers, reported financial results for the three- and twelve- months ended December 31, 2014.

Mark Bonney, president and chief executive officer of MRV stated, “When I became CEO about 90 days ago, I brought a new vision to MRV, focused on ensuring that the investments we make in technology and product development not only advance our capabilities but are focused on delivering the correct solutions to the market. During this time I have traveled extensively to visit our operations and our customers. These visits confirmed how our products and services enhance our customers’ value propositions by enabling them to add new services and revenues while lowering their operating costs. This customer-centric culture and broader market view is enabling us to create greater strategic value as we are becoming more closely aligned with the market's evolving needs.”

Fourth-Quarter 2014 Results as compared to Fourth-Quarter 2013

•	Total revenue amounted to $43.4 million, compared to $50.7 million.

◦
Network Equipment revenue was $20.6 million, compared to $25.9 million, primarily reflecting the decline of mature product revenues and the challenging capital spending environment in the North American telecommunications market.

◦	Network Integration revenue was $22.9 million, compared to $24.9 million as fourth quarter 2013 benefited from a positive foreign exchange impact.

•
Consolidated gross margin was 30.0%, compared to 32.8%. The decrease reflects greater revenue contribution from the lower gross margin Network Integration business and volume and mix impacts on Network Equipment gross margins.

◦
Network Equipment gross margin was 46.6%, compared to 50.6%. Fourth quarter gross margins were negatively affected by overhead cost variances due to the lower volume of material purchases, the impact of product mix and the impact of lower margins from Optical Transport products that are being phased out.

◦	Network Integration gross margin was 15.0%, compared to 14.2%, due to improved product pricing for the quarter.

•	Total operating expenses were $15.4 million, or 35.4% of total revenue, compared to $16.5 million, or 32.5% of total revenue.

◦
Network Equipment operating expenses were $11.4 million, compared to $13.5 million as a result of lower project related costs in R&D and cost reductions in sales, general and administrative expenses resulting from consolidating the administration of customer support activities.

◦	Network Integration operating expenses were $2.2 million, compared to $1.8 million, primarily due to increased sales and promotional expenses to support an expanded sales effort.

◦	Corporate expenses were $1.8 million, compared to $1.2 million, including certain accruals for severance and contingencies of approximately $0.5 million.

•	Total operating loss was $2.4 million, compared to an operating profit of $0.1 million.

•
Provision for income taxes was $2.6 million, compared to $1.1 million, as reevaluation of net operating loss carry forwards, available for future use, resulted in recording an allowance of approximately $1.9 million.

•	Total net loss was $4.6 million or $0.63 per diluted share, compared to a net loss of $1.3 million, or $0.17 per diluted share.

At December 31, 2014, the company had $22.4 million in cash and equivalents. In December, the board authorized an $8 million share repurchase plan. Since then through March 6, 2015, the company has bought 307,715 shares for approximately $3.2 million.

Full year December 31, 2014 Results as compared to Full year December 31, 2013
Total revenue amounted to $172.1 million, up 4% from $166.2 million. Network Equipment revenue was $86.7 million, down 4%, reflecting soft capital spending, particularly in the carrier market. Network Integration revenue was $85.5 million, up 13% from market share gains and certain project related revenue. Including the provision for income taxes of $4.3 million, total net loss was $12.2 million, or $1.66 per share, compared to a net loss of $6.8 million, or $0.91 per share, when the provision for taxes was $1.5 million.

Outlook
“As we look ahead in 2015, in Network Integration, we will continue to be opportunistic in an effort to further expand our market share offering new services into the broader market. In Network Equipment we will continue our product development investments and the transition of our packet and optical products to new software-intensive solutions that will enable agile, scalable and on-demand next-generation networks,” concluded Mr. Bonney.

Conference Call Information:
MRV Communication's fourth quarter 2014 financial results conference call is scheduled to take place on March 10, 2015 at 5:00 p.m. ET. The live audio webcast will be accessible at www.mrv-corporate.com in the Investor Relations section. For access via telephone, please dial 877-359-9508, and for international calls dial 224-357-2393 approximately 10 minutes prior to the start of the conference. The conference ID is 5063973#. The conference call will also be broadcast live at www.mrv.com where it will be available for replay for 90 days. In addition, a replay will be available via telephone for three business days, beginning three hours after the call. To listen to the replay, in the U.S. please dial 855-859-2056, and internationally dial 404-537-3406. The access code is 5063973#.

About MRV Communications
MRV Communications is a global provider of converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity. For more information please visit www.mrv.com.

Forward Looking Statements
This press release may contain statements regarding future financial and operating results of MRV, management's assessment of business trends, and other statements about management's future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management's current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV's businesses operate, in addition to management's assumptions. Statements in this press release regarding MRV's future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "appear," "believe," "estimate," "expect," "intend," "may," "should," "plan," "project," "contemplate," "target," "foresee," "goal," "likely," "will," and "would" or variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management's long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV's businesses, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to its annual report on Form 10-K for the year ended December 31, 2014, copies of which may be obtained by contacting MRV's investor relations department or by visiting MRV's website at http://www.mrv-corporate.com or the SEC's EDGAR website at http://www.sec.gov.

All information in this release is as of March 10, 2015 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

IR Contact:
Monica Chang/Kirsten Chapman, LHA, (415) 433-3777, ir@mrv.com

MRV Communications, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2014 (unaudited)	2013 (unaudited)	2014	2013

Revenue:
Product revenue	$31,066	$37,356	$124,477	$118,911
Service revenue	12,378	13,380	47,579	47,290
Total revenue	43,444	50,736	172,056	166,201
Cost of sales	30,415	34,116	116,278	108,208
Gross profit	13,029	16,620	55,778	57,993
Operating expenses:
Product development and engineering	4,803	5,652	20,833	19,381
Selling, general and administrative	10,577	10,840	42,695	42,993
Total operating expenses	15,380	16,492	63,528	62,374
Operating loss	(2,351)	128	(7,750)	(4,381)
Interest expense	(23)	(112)	(329)	(526)
Other income (expense), net	387	(190)	227	(407)
Loss before income taxes	(1,987)	(174)	(7,852)	(5,314)
Provision for income taxes	2,644	1,075	4,303	1,508
Net loss	$(4,631)	$(1,249)	$(12,155)	$(6,822)

Net loss per share — basic	$(0.63)	$(0.17)	$(1.66)	$(0.91)
Net loss per share — diluted	$(0.63)	$(0.17)	$(1.66)	$(0.91)
Weighted average number of shares:
Basic	7,368	7,443	7,344	7,484
Diluted	7,368	7,443	7,344	7,484

MRV Communications, Inc.
Consolidated Balance Sheets
(In thousands, except par values)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$22,422	$27,591
Restricted time deposits	235	249
Accounts receivable, net	43,513	49,990
Other receivables	11,012	8,220
Inventories, net	21,683	22,981
Income taxes receivable	558	1,256
Deferred income taxes	535	1,219
Other current assets	5,454	5,664
Total current assets	105,412	117,170
Property and equipment, net	4,890	5,555
Deferred income taxes	2,105	3,694
Intangible assets, net	1,364	873
Other assets	801	655
Total assets	$114,572	$127,947

Liabilities and stockholders' equity
Current liabilities:
Short-term debt	$5,402	$4,320
Deferred consideration payable	233	233
Accounts payable	24,327	23,991
Accrued liabilities	14,545	19,463
Deferred revenue	13,527	10,557
Other current liabilities	297	357
Total current liabilities	58,331	58,921
Other long-term liabilities	5,271	5,236
Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value: Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized — 16,000 shares
Issued — 8,242 shares in 2014 and 8,143 shares in 2013
Outstanding — 7,386 shares in 2014 and 7,286 in 2013	270	270
Additional paid-in capital	1,284,483	1,281,883
Accumulated deficit	(1,220,492)	(1,208,337)
Treasury stock — 856 shares in 2014 and 2013	(10,412)	(10,412)
Accumulated other comprehensive (loss) income	(2,879)	386
Total stockholders' equity	50,970	63,790
Total liabilities and stockholders' equity	$114,572	$127,947

MRV Communications, Inc.
Segmented Operating Data
(In thousands)

	Three Months ended December 31,		Year ended December 31,
	2014 (unaudited)	2013 (unaudited)	2014	2013
Revenue
Network Equipment	$20,575	$25,859	$86,705	$90,711
Network Integration	22,874	24,935	85,518	75,636
Before intersegment adjustments	43,449	50,794	172,223	166,347
Intersegment adjustments	(5)	(58)	(167)	(146)
Total	$43,444	$50,736	$172,056	$166,201

Gross profit
Network Equipment	$9,594	$13,079	$42,601	$47,069
Network Integration	3,434	3,539	13,176	10,917
Before intersegment adjustments	13,028	16,618	55,777	57,986
intersegment adjustments	1	2	1	7
Total	$13,029	$16,620	$55,778	$57,993

Operating Expense
Network Equipment	$11,372	$13,450	$49,674	$48,768
Network Integration	2,184	1,811	7,615	6,297
Before intersegment adjustments	13,556	15,261	57,289	55,065
Corporate unallocated operating expenses and adjustments	1,824	1,231	6,239	7,309
Total	$15,380	$16,492	$63,528	$62,374

Operating income (loss)
Network Equipment	$(1,779)	$(371)	$(7,074)	$(1,699)
Network Integration	1,250	1,729	5,562	4,620
Before intersegment adjustments	(529)	1,358	(1,512)	2,921
Corporate unallocated and adjustments	(1,822)	(1,230)	(6,238)	(7,302)
Total	$(2,351)	$128	$(7,750)	$(4,381)